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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential. For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

This Special Meeting of Shareholders of International Game Technology
will be held at

Element Las Vegas Summerlin Hotel
10555 Discovery Drive
Las Vegas, Nevada 89135

on Wednesday, September 30, 2009, at 10:00 a.m. Pacific Time

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please vote as soon as possible. You may vote in person, over the Internet, as well as by telephone, or by mailing a proxy card. Voting via the Internet, by phone, or by written proxy will ensure your representation at the special meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help IGT reduce the cost of postage and proxy tabulations.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on September 30, 2009

August [             ], 2009

Dear Shareholder:

International Game Technology hereby invites you, as a shareholder, to attend our special meeting of shareholders either in person or by proxy. The meeting will be held at Element Las Vegas Summerlin Hotel, 10555 Discovery Drive, Las Vegas, Nevada 89135, on Wednesday, September 30, 2009, at 10:00 a.m. Pacific Time, for the purpose of considering and acting upon the following matter:

•
Approving a stock option exchange program for eligible employees.

Any action on the items described above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting is properly adjourned or postponed.

Only shareholders of record at the close of business on August 14, 2009 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting. Shareholders present at the special meeting or who have submitted a valid proxy over the Internet, by telephone, or by mail will be deemed to be present in person to vote at the special meeting.

By Order of the Board of Directors,

David D. Johnson
Secretary

i

 FORWARD LOOKING STATEMENTS

This proxy statement contains statements that do not relate to historical or current facts, but are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to future events or trends, our future prospects, and proposed new products, services, developments, or business strategies, among other things. These statements can generally (although not always) be identified by their use of terms and phrases such as anticipate, appear, believe, could, would, estimate, expect, indicate, intend, may, plan, predict, project, pursue, will, continue, and other similar terms and phrases, as well as the use of the future tense.

Actual results could differ materially from those expressed or implied in our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. See Item 1A, Risk Factors, in our most recently filed Form 10-K Annual Report and Form 10-Q Quarterly Reports for a discussion of these and other risks and uncertainties. You should not assume at any point in the future that the forward looking statements in this report are still valid. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances.

ii

INTERNATIONAL GAME TECHNOLOGY
9295 Prototype Drive
Reno, Nevada 89521
(775) 448-7777

PROXY STATEMENT

The board of directors of International Game Technology ("IGT," "we," "our," or the "Company") is soliciting your proxy for the Special Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on September 30, 2009 at Element Las Vegas Summerlin Hotel, 10555 Discovery Drive, Las Vegas, Nevada 89135, and at any and all adjournments or postponements of the special meeting, for the purpose set forth in the accompanying Notice of Special Meeting of Shareholders. These proxy materials are being made available to our shareholders on or about August [             ], 2009 on the Internet, electronically by email for shareholders who have previously consented to electronic delivery or who have requested to receive this proxy statement by email, or, upon request, in printed form by mail. A map with directions to the location of the special meeting is included with these proxy materials.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Shareholders may view this proxy statement over the Internet by accessing our website at http://www.igt.com and clicking on the "Investor Relations" tab. Information on our website does not constitute part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:    What is the Notice of Internet Availability of Proxy Materials that I received in the mail instead of a full set of proxy materials?

  A:
  In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our shareholders. Based on this practice, most of our shareholders have already received a Notice of Internet Availability of Proxy Materials (the "Notice"), which provides instructions for accessing our proxy materials on a website referred to in the Notice or to request to receive printed copies of the proxy materials by mail or electronically by email.

  If you would like to receive a paper or email copy of our proxy materials for our special meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the Notice separately. Instead, we sent you a full set of our proxy materials, which includes instructions for voting. We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:    Why am I being provided with access to or receiving these proxy materials?

  A:
  You are being provided with access to or receiving these proxy materials because you owned shares of IGT common stock as of the close of business on August 14, 2009, the record date. This proxy statement describes in detail issues on which we would like you, our shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Q:    What am I being asked to vote on?

  A:
  You are being asked to approve the stock option exchange program (the "exchange program") under which eligible employees would be able to elect to exchange outstanding stock options for a lesser number of stock options with lower exercise prices (the "replacement options"). The exchange program's eligible participants would exclude, among others, members of our board of directors, our executive officers (including our named executive officers), other senior officers designated by our compensation committee, and employees based outside of the United States. Options held by eligible employees with exercise prices greater than the approximate 52-week intraday-high price of our common stock as reported on the New York Stock Exchange ("NYSE"), measured as of the start of the exchange program, will be eligible to be surrendered for shares of restricted stock.

  The exchange ratio or ratios will be established by grouping together eligible options with similar exercise prices, and then assigning an appropriate exchange ratio to each grouping. We may also treat all eligible options as one group. The exchange ratio or ratios will be designed to result in a fair value, for accounting purposes, of the replacement options. The fair value of the replacement options will be approximately equal to the fair value of the eligible options that are surrendered in the exchange based on valuation assumptions made shortly before the offer to exchange commences. These ratios will be designed with the goal of making the grant of replacement options a value-for-value exchange for participants, structured to avoid any incremental accounting charge to IGT, to the extent reasonably practicable at the time that the ratio or ratios are established. The actual exchange ratio or ratios will be determined by the compensation committee shortly before the start of the exchange program, and will depend on the original exercise price of the eligible option, the then-current fair value of the stock option, and the fair value of the replacement option.

  Each replacement option granted in the exchange program will vest in two equal annual installments commencing on the first anniversary of the date of grant, provided that the grantee remains an employee of IGT or one of our subsidiaries as of each such date.

Q:    How does the board recommend I vote on this proposal?

  A:
  Our board of directors recommends that you vote your shares FOR the approval of a stock option exchange program for eligible employees of IGT.

Q:    Why are we recommending that shareholders approve this proposal?

  A:
  This proposal is an important part of our strategy to align employee and shareholder interest through our equity compensation programs. In order to heighten our chances of success, we believe that we must strengthen our retention of employees and performance incentives, which are essential elements in building IGT.

    Mindful of shareholder interests, we have designed the exchange program to include several shareholder-friendly features such as:

    •
    the exclusion of our executive officers (including our named executive officers) and members of our board of directors from participating;

    •
    the goal of being a value-for-value exchange for participants, structured to avoid any incremental accounting costs under Statement of Financial Accounting Standards No. 123 (Revised 2004) Share Based Payment—Topic 718 ("SFAS 123R") to the extent reasonably practicable;

    •
    the inclusion of only stock options with exercise prices that at least exceed the 52-week intraday-high trading price of our common stock; and

    •
    a reduction in the equity award "overhang" represented by outstanding options that have high exercise prices and are no longer effective as performance and retention incentives.

    Our stock price has experienced a significant decline and volatility during the past few years as a result of a number of factors affecting our business. We are currently operating in a challenging global business environment. The combination of economic uncertainty, lower replacement demand, limited opportunities from new or expanding markets, and increased competition has negatively impacted our consolidated results. Our customers report diminished casino play levels largely attributed to unfavorable economic conditions that have driven slower casino visitation trends over the last 12 months. The recent profound economic downturn has imposed downward pressure on the price of our stock as well as the stock of many other companies. As a result, many of our employees hold options with exercise prices that are significantly higher than the current market price of our common stock. These out-of-the money options are no longer effective as performance and retention incentives, and at the same time they contribute to the market perception that a large number of shares of our common stock "overhang" the market for our common stock.

    We believe that the proposal is favorable to the interests of shareholders because it will permit us:

    •
    to strengthen our employee retention as the market begins to recover and maintain the momentum that we have achieved through our strategic long-term initiatives that we believe will maintain our status as a leading provider of innovative gaming products and services;

    •
    to restore incentives for employees to remain with IGT by granting to those employees who participate in the exchange program replacement options that vest over a two-year period following the exchange if they remain with IGT; and

    •
    to reduce the equity award "overhang" represented by outstanding options that have high exercise prices and are no longer effective as performance and retention incentives.

Q:    Why is this proposal being submitted at a special meeting instead of an annual meeting?

  A:
  Our management and board of directors believe that the longer we wait to implement the exchange program, the greater the risk will be that we will not be able to retain employees who are essential to the future growth and success of our business. In addition, we believe that employee retention is particularly important in order to maintain momentum at this critical juncture in fulfilling our strategic long-term initiatives. Therefore, we do not believe that it would be prudent to wait until our next annual meeting to act on this proposal.

Q:    Who is entitled to vote?

  A:
  The record date for the special meeting is August 14, 2009. Shareholders of record as of the close of business on that date are entitled to vote at the special meeting. Both "shareholders of record" and "street name holders" are entitled to vote or direct the voting of their IGT common stock. You are a "shareholder of record" if you hold IGT common stock that is registered in your name at our transfer agent, Wells Fargo Shareowner Services. You are a "street name holder" if you hold IGT common stock indirectly through a nominee, such as a broker, bank, or similar organization.

Q:    If I am a shareholder of record, how do I vote?

  A:
  You may vote via the Internet.    You can vote by proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card if you have received a printed set of the proxy materials.

  You may vote via the telephone.    You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials.

  You may vote by mail.    If you received a printed set of the proxy materials, you can submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

  You may vote in person at the meeting.    All shareholders of record may vote in person at the special meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q:    If my shares are held by a broker, bank, or other nominee, how do I vote?

  A:
  If your shares are held in street name by a broker, bank, or other nominee, please refer to the instructions they provide regarding how to vote. In addition, if you are a street name holder and you wish to vote in person at the special meeting, you must obtain a legal proxy from your broker, bank, or other nominee in order to vote at the meeting.

Q:    Can I revoke my proxy later?

  A:
  Yes. You have the right to revoke your proxy at any time before the special meeting. If you are a shareholder of record, you may do so by:

  (1)
  voting electronically via the Internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on the day before the special meeting;

  (2)
  delivering a signed revocation or a subsequently dated, signed proxy card to the Secretary of IGT before the special meeting; or

  (3)
  attending the special meeting and voting in person at the meeting (your mere presence at the special meeting will not, by itself, revoke your proxy, unless you clearly indicate at the special meeting that you intend to revoke your proxy and vote in person).

      For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the special meeting, you may change your vote by attending the meeting and voting in person.

Q:    How many shares can vote?

  A:
  As of the close of business on the record date of August 14, 2009, approximately [                                        ] shares of common stock were issued and outstanding. We have no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:    How is a quorum determined?

  A:
  Our bylaws provide that a majority of the shareholders entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of the shareholders. Broker non-votes (as described below under "How will my shares be voted if I do not give specific voting instructions?") and abstentions will be counted as present for quorum purposes.

Q:    What is required to approve the proposal?

  A:
  Once a quorum has been established, the exchange program will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal and the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal.

Q:    What happens if I abstain?

  A:
  We will count proxies marked "abstain" as shares present for the purpose of determining the presence of a quorum and as shares entitled to vote on the proposal to approve the exchange program, but for purposes of determining the outcome of a proposal, the shares represented by these proxies will not be treated as affirmative or opposing votes.

Q:    How will my shares be voted if I do not give specific voting instructions?

  A:
  If you are a shareholder of record and you:

  •
  Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

  •
  If you sign and send in your proxy card and do not indicate how you want to vote,

  then the proxyholders, Patti S. Hart and David D. Johnson, will vote your shares in the manner recommended by our board of directors FOR approving the stock option exchange program for eligible employees.

  If you are a street name holder and do not give specific voting instructions to your broker, bank, or other nominee, the organization that holds your shares may generally vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the NYSE on which your broker, bank, or other nominee may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker, bank, or other nominee specific voting instructions, the shares will be treated as "broker non-votes." Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the proposal and will not be treated as affirmative or opposing votes.

      The proposal discussed in this proxy statement is not considered routine and therefore may not be voted upon by your broker if you do not give instructions to your broker.

Q:    What if a quorum is not present at the meeting?

  A:
  If a quorum is not present at the scheduled time of the special meeting, we may adjourn the meeting, either with or without the vote of the shareholders. If we propose to have the shareholders vote whether to adjourn the meeting, the proxyholders will vote all shares for which they have authority in favor of the adjournment. We may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the special meeting.

Q:    How much stock do IGT's directors and executive officers own?

  A:
  As of August 14, 2009, our current directors and executive officers collectively held and are entitled to vote 1,656,253 shares of our common stock, constituting approximately 1.6% of the outstanding shares. It is expected that these persons will vote the shares held by them for the approval of the exchange program.

Q:    Who will bear the costs of this solicitation?

  A:
  We will pay the cost of this solicitation of proxies by mail. Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation. We will make arrangements with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses. We have engaged the services of D.F. King & Co. to provide solicitation services in connection with our special meeting and have authorized them to contact and to provide information to our shareholders with respect to matters to be considered at the special meeting. We have agreed to pay D.F. King & Co. $7,500 for its services, and to reimburse it for all brokers' bills, reasonable expenses, costs, and disbursements incurred in connection with the services provided.

PROPOSAL: APPROVAL OF STOCK OPTION EXCHANGE PROGRAM
FOR ELIGIBLE EMPLOYEES

Overview

We are seeking shareholder approval of a stock option exchange program. If implemented, the exchange program would allow us to cancel stock options currently held by some of our employees in exchange for the grant of a lesser amount of stock options at a lower exercise price. The exchange ratio or ratios will be designed to result in the fair value of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered. We will use a price floor above the 52-week intraday-high trading price of our common stock as reported on the NYSE (measured from the start date of the exchange program) as a threshold for options eligible to be exchanged. Using this threshold is designed to ensure that only outstanding options that are substantially "underwater" (meaning the exercise prices of the options are greater than our current stock price) are eligible for the exchange program. The members of our board of directors, our executive officers (including our named executive officers), other senior officers designated by our compensation committee, and employees based outside of the United States will not be eligible to participate in the exchange program.

Shareholder approval is required for this proposal under the rules of the NYSE. If our shareholders approve this proposal, the board intends to commence the exchange program as soon as practicable after the special meeting. If our shareholders do not approve this proposal, the exchange program will not take place.

Our stock price has experienced a significant decline and volatility during the past few years due in large part to the continued weak economy as well as other factors within our control that have negatively impacted our business. We are currently operating in a challenging global business environment. The combination of economic uncertainty, lower replacement demand, limited opportunities from new or expanding markets, and increasing competition has negatively impacted our consolidated results and thus adversely affected our financial results. Our customers report diminished casino play levels largely attributed to unfavorable economic conditions that have driven slower casino visitation trends over the last 12 months.

Like many businesses, we have been, and continue to be, adversely impacted by the global financial and economic crises. Our business depends heavily on the amount of our customers' discretionary income, which has been adversely impacted by job losses, foreclosures, bankruptcies, reduced access to credit, and sharply falling home values. As a result, our customers have less to spend on our gaming products. Management has proactively taken steps to improve our financial performance, including implementing our strategic long-term initiatives that we believe will maintain our status as a leading provider of innovative gaming products and services.

Our efforts, however, have not had a significant impact on our stock price, which remains at a relatively low level. Consequently, our employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common stock and the average market price of our stock over the prior 12 months. Further, there can be no assurance that our efforts to transform and reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all. Thus, the board and the compensation committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. The board and the compensation committee believe the exchange program is an important component in our strategy to align employee and shareholder interests through our equity compensation programs. We believe that the exchange program is important because it will permit us to:

•
Provide renewed incentives to our employees who participate in the exchange program.    As of July 27, 2009, approximately 62.74% of our outstanding stock options were underwater. The weighted average exercise price of these underwater options was $35.14 as compared to a $19.55 closing price of our common stock on July 27, 2009. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our shareholders.

•
Meaningfully reduce our total number of outstanding stock options, or "overhang," represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees.    These underwater stock options currently create an issued option overhang to our shareholders of approximately 4.0%. As of July 27, 2009, the total number of shares of IGT common stock outstanding was approximately 296.2 million. Keeping these underwater options outstanding does not serve the interests of our shareholders and does not provide the benefits originally intended for our employees by our equity compensation program. By replacing the eligible options with a lesser number of options with a lower exercise price, our overhang will decrease. The overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang and the dilution of our shareholders' interests.

•
Recapture value from compensation costs previously incurred with respect to outstanding underwater stock options.    These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $55.6 million in compensation expense related to these underwater options, $40.8 million of which has already been expensed as of June 30, 2009 and $14.7 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratio or ratios have been set but before the exchange actually occurs), we will be making efficient use of our resources.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the Company's 2002 Stock Incentive Plan, as amended March 3, 2009 (the "Stock Incentive Plan") and shares of common stock available for future grants under the Stock Incentive Plan as of July 27, 2009:

Shares available for future grant under existing plans	23,619,405
Shares issuable pursuant to outstanding stock options	18,899,236
Weighted average exercise price of all outstanding stock options	$26.88
Weighted average remaining term of all outstanding stock options	6.26 years
Shares issuable pursuant to all other outstanding equity awards(1)	1,977,425
(1)
Consists solely of restricted stock awards and units.

If our shareholders do not approve the equity plan amendments authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

 Summary of Material Terms

If shareholders approve the exchange program, the material terms of the exchange program will include eligibility, the exchange ratio or ratios to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.

•
The members of our board, our executive officers (including our named executive officers), other senior officers designated by our compensation committee as of the start of the exchange program, and employees based outside of the United States will not be eligible to participate in the exchange program.

•
The exchange program will be open to all other employees based in the United States, who are employed by us as of the start of the exchange program and remain employees through the date the exchange program ends. Eligible employees will be permitted to exchange all, part, or none of the eligible options for replacement options on a grant-by-grant basis.

•
Options granted within 12 months of the start of the exchange offering or expiring before the closing date of the exchange will be excluded from participating.

•
The exchange ratio or ratios of shares subject to eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options that have a fair value approximately equal to the fair value of the eligible options they replace. The exchange ratio or ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible option and the then-current fair value of the option (calculated using the Black-Scholes option pricing model). The exchange program will not be a one-for-one exchange. Instead, participating employees will receive replacement options covering a lesser numbers of shares (with a lower exercise price) than are covered by the surrendered eligible options.

•
Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant, and will have a new six-year contractual term, which is based on the average remaining contractual term of existing options that are eligible to be exchanged.

•
None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest in two equal annual installments beginning 12 months after the grant date.

•
The exchange program will begin as soon as practicable after our shareholders approve the proposal at our special meeting. The board and the compensation committee will determine the actual start date.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, the board and the compensation committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if shareholder approval is obtained.

 Reasons for the Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to achieve our business objectives. At IGT, stock options constitute a key component of our incentive and retention programs because the board and the compensation committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success, and rewarding their contributions by allowing them to benefit from increases in the value of our shares. IGT's long-term incentive compensation program is broad-based.

Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on NYSE on July 27, 2009 was $19.55, whereas, the weighted average exercise price of all outstanding options held by our employees was $26.88. As of July 27, 2009, approximately 62.74% of outstanding stock options held by our employees were underwater. Although we continue to believe that stock options are an important component of our employees' total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board and the compensation committee believe is necessary to motivate and retain our employees.

Implementation of the Exchange Program

We determined that a program under which our employees could exchange stock options with higher exercise prices for a lesser number of stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

•
The exchange program offers a reasonable, balanced, and meaningful incentive for our eligible employees.    Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price and that will vest in two equal annual installments beginning 12 months after the replacement option grant date. By lowering the exercise price of the underwater options, the exchange program offers a meaningful incentive to eligible employees and motivates the eligible employees to contribute to achieving future stock price growth. By realigning the exercise prices of previously granted stock options with the current value of our common stock, based on the exchange ratio or ratios described below, we believe that the new stock options will become an important tool to help motivate our eligible employees to continue to create shareholder value.

•
The exchange ratio or ratios will be calculated to return value to our shareholders.    We will calculate the exchange ratio or ratios to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe this combination of fewer shares subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with a new vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation, and performance. Additionally, stock options will provide value to employees only if our share price increases over time thereby aligning employee and shareholder interests.

•
The exchange program will reduce our equity award overhang.    Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire, or the employee who holds them leaves our employment. The exchange program, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because employees who participate in the exchange program will receive a lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on these assumptions and the exchange program design as described below, if all eligible options are exchanged, options to purchase approximately 6.28 million shares will be surrendered and cancelled, while replacement options covering approximately 3.14 million shares will be granted, and the remaining 3.14 million shares will be retired and no longer available for grant under the Stock Incentive Plan. The net reduction in the equity award overhang as a result of the exchange program would be approximately 1.1%. The total number of shares subject to outstanding equity awards as of July 27, 2009 would have been approximately 15.8 million shares, including the approximately 3.14 million replacement options. As of July 27, 2009, the total number of shares of IGT common stock outstanding was approximately 296.2 million. The figures above assume 100% participation in the exchange program. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•
Members of our board and our executive officers will not be eligible to participate in the exchange program.    Although our directors and executive officers (including our named executive officers) also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.

Description of the Exchange Program

Implementing the Exchange Program.    We have not commenced the exchange program and will not do so unless our shareholders approve this proposal. If we receive shareholder approval of the program, the exchange program may commence at a time determined by the board or the compensation committee, with terms expected to be materially similar to those described in this proposal. Even if the shareholders approve this proposal, the board or the compensation committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our shareholders.

Upon commencement of the exchange program, eligible employees holding eligible options would receive written materials (the "offer to exchange") explaining the precise terms and timing of the exchange program. Employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all, part, or none of their eligible options, on a grant-by-grant basis, for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled, and the compensation committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratio or ratios. All such replacement options would be granted under the Stock Incentive Plan and would be subject to the terms of the plan.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as shareholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC's website at www.sec.gov or by accessing our website at http://www.igt.com and clicking on the "Investor Relations" tab. Information on our website does not constitute part of this proxy statement.

If you are both a shareholder and an employee holding eligible options, please note that voting to approve the stock option exchange program does not constitute an election to participate in the exchange program.

Eligible Options.    To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must not (i) have a per share exercise price at or below the 52-week intraday-high trading price of our common stock as reported by the NYSE (or such lesser exercise price as the compensation committee may determine, but in any case still substantially above the then-current trading price of our common stock), currently set at $28.00, (ii) have been granted within 12 months of the date that the exchange program commences, or (iii) expire before the closing date of the offer to exchange.

Eligible Participants.    The exchange program will be open to all eligible employees who hold eligible options, except as described below. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. The exchange program will not be open to directors, our executive officers (including our named executive officers), or any other senior officers that the compensation committee designates. In addition, employees based outside of the United States, terminated employees, and retired employees will not be eligible to participate in the exchange program. As of July 27, 2009, there were approximately 824 employees eligible to participate in the exchange program (based on assumptions below).

Exchange Ratio.    The exchange ratio or ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). The ratio or ratios will be designed to make the grant of replacement options accounting expense neutral. The actual exchange ratio or ratios will be determined by the compensation committee shortly before the start of the exchange program.

The exchange ratio or ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. We may also treat all eligible options as one group with a single exchange ratio. The exchange ratio or ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option pricing model) within the relevant grouping. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratio or ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratio or ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. Structuring the exchange program in this manner will eliminate any additional compensation cost that we must recognize for the replacement options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratio or ratios have been set but before the exchange actually occurs.

Although the exchange ratio or ratios cannot be determined now, we can provide an example if we make assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on October 2, 2009, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options, and assume that our then-applicable 52-week intraday-high would be $20.25. As a result, options with an exercise price above $28.00 per share and that were granted at least 12 months prior to October 2, 2009 would be eligible for the exchange program. If, at the time we set the exchange ratio, the fair market value of our common stock was $19.55 per share, then based on the above method of determining the exchange ratio, the following exchange ratio would apply:

If the Exercise Price of an Eligible Option Is:	The Exchange Ratio Would Be (Eligible Option to Replacement Option):
$28.00 and up	2.00-to-1

The foregoing exchange ratio is provided merely as an example of how we would determine the exchange ratio if we were commencing the exchange offer based on a $19.55 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratio or ratios will be applied on a grant-by-grant basis.

If we assume that all eligible options (as of July 27, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

Exercise Price Range	Total Shares Underlying Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Term of Eligible Options	Exchange Ratio	Maximum Number of Shares Underlying Replacement Options That May Be Granted
$28.00 and up	6,280,936	$36.12	6.24 years	2.00-to-1	3,140,468

After the exchange as presented in this example (assuming all eligible options are tendered and exchanged and without including any grants after July 27, 2009), there will be approximately 23.6 million shares available for grant, 15,758,768 options outstanding and approximately 1.98 million restricted stock awards and units outstanding. These outstanding options would have a weighted average exercise price of $21.74 and a weighted average remaining term of 5.89 years.

Election to Participate.    Participation in the exchange program will be voluntary. Eligible employees will be permitted to exchange all, part, or none of the eligible options for replacement options on a grant-by-grant basis.

Exercise Price of Replacement Options.    All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by the NYSE.

Vesting of Replacement Options.    The replacement options will vest in two equal annual installments beginning 12 months after the replacement option grant date.

Term of the Replacement Options.    The replacement options will have a six-year term.

Other Terms and Conditions of the Replacement Options.    The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonqualified stock options granted under our Stock Incentive Plan, regardless of the tax status of the eligible options surrendered for exchange.

Surrendered Options.    The excess of tendered options over replacement options will be cancelled, and all remaining shares of common stock that were subject to such surrendered options will not be available for future awards under the Stock Incentive Plan.

Accounting Treatment.    Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the remaining unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation on a grant-by-grant basis. Because the exchange ratio or ratios will be calculated to result in the fair value of surrendered eligible options being approximately equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized. We would, however, still recognize any of the original unamortized compensation expense from the surrendered options that would have been recognized under the original vesting schedule. Additionally, in the event of a termination prior to the original vesting schedule, we would not recognize the compensation cost associated with the surrendered awards, calculated based upon the original vesting schedule.

U.S. Federal Income Tax Consequences.    The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. The tax consequences of the exchange program are not, however, entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program.

Potential Modification to Terms or Termination to Comply with Governmental or Other Requirements.    The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program's terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. The compensation committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or minimizing any adverse tax consequences. Additionally, even if shareholder approval of the exchange program is obtained, we may decide not to implement the exchange program. We reserve the right, in our sole discretion, to amend, suspend, modify, or terminate the exchange program at any time for any reason prior to the expiration of the exchange program.

 Plan Benefits Relating to the Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. Members of our board, our executive officers (including our named executive officers), other senior officers designated by our compensation committee, and employees based outside of the United States will not be eligible to participate in the exchange program. Based on the assumptions described above, including an assumed $20.25 for the 52-week intraday-high trading price of our common stock and a $19.55 share price, the maximum number of shares underlying options that would be cancelled would be approximately 6.28 million shares, and the maximum number of shares underlying new options that would be granted would be approximately 3.14 million shares.

Effect on Shareholders

We are unable to predict the precise impact of the exchange program on our shareholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program was designed in the aggregate to be expense-neutral to our shareholders while reducing the overhang. Based on the assumptions described above, including an assumed $20.25 for the 52-week intraday-high trading price of our common stock and a $19.55 share price, if all eligible options are exchanged, options to purchase approximately 6.28 million shares will be surrendered and cancelled, while replacement options covering approximately 3.14 million shares will be granted resulting in a net reduction in the total equity award overhang by approximately 1.1%. Following the exchange program, if all eligible options are exchanged, we will have approximately 15.8 million options outstanding, with a weighted average exercise price of $21.74 and a weighted average remaining term of 5.89 years. The total number of shares subject to outstanding equity awards as of July 27, 2009, including outstanding restricted shares and the replacement options, would be approximately 17.7 million shares. As of July 27, 2009, the total number of shares of IGT common stock outstanding was approximately 296.2 million.

Effect on the Stock Incentive Plan

All awards to employees, officers, consultants, or directors under the Stock Incentive Plan are made at the discretion of the compensation committee. Therefore, the benefits and amounts that will be received or allocated under the Stock Incentive Plan are not determinable at this time. Please refer to the description of grants made to our named executive officers in the last fiscal year described in the "Grants of Plan-Based Awards—Fiscal 2008" table in our last proxy statement filed on January 16, 2009. Grants made to our non-employee directors in the last fiscal year are described in "Director Compensation—Fiscal 2008" in our last proxy statement filed on January 16, 2009. For further information regarding the potential benefits and amounts for participants in connection with the exchange program, see the section called "Plan Benefits Relating to the Exchange Program" above.

Recommendation of IGT Board of Directors

Our board of directors believes that the approval of the proposal for the exchange program will promote the interests of IGT and our shareholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in shareholder value.

Approval of the proposed amendment requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal and that the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal. Abstentions will not be considered votes cast on the proposal but are counted as shares entitled to vote on the proposal. Broker non-votes will not be considered votes cast, or as shares entitled to vote on the proposal, and therefore will not be counted for purposes of determining the outcome of the proposal.

If IGT shareholders approve this proposal, the board and compensation committee intend to commence the exchange program as soon as practicable after the special meeting. If IGT shareholders do not approve this proposal, the exchange program will not take place.

Our board of directors unanimously recommends a vote FOR the proposal to approve the stock option exchange program for eligible employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for our compensation plans under which shares of our common stock are authorized for issuance other than our tax-qualified Profit Sharing (401(k)) Plan, the number of shares of our common stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future award grants as of July 27, 2009:

Plan Category	Number of shares of IGT common stock to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of shares of IGT common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by shareholders	20,876,661	$25.66	25,482,287	(1)
Equity compensation plans not approved by shareholders	207,685	$10.49	600,000	(2)

Total	21,084,346	$25.51	26,082,287

(1)
Includes shares under the Stock Incentive Plan and our Employee Stock Purchase Plan.

(2)
Includes shares available under the Barcrest Savings Related Share Option Scheme, a broad-based UK employee stock purchase program established in January 1999 to satisfy certain UK tax requirements. This program is generally intended to provide UK employees the same benefits available under the US Employee Stock Purchase Plan. Shareholder approval was not required for this plan.

EQUITY SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

The following table sets forth information as of August 14, 2009 (except where another date is indicated) with respect to the beneficial ownership of our common stock by persons known to us to own beneficially more than 5% of the common stock, each of our directors, our named executive officers, and all of our executive officers and directors as a group. We have no other class of equity securities outstanding. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

		Shares of IGT's Common Stock
Name of Beneficial Owner	Owned	Options Exercisable Within 60 Days	Beneficially Owned(1)	Percent of Class(2)
Robert A. Bittman	104,046	41,092	145,138	*
Richard R. Burt	8,700	99,000	107,700	*
Patrick W. Cavanaugh	17,129	50,846	67,975	*
Patti S Hart	178,889	67,000	245,889	*
David D. Johnson	30,217	233,092	263,309	*
Robert A. Mathewson	24,000	139,000	163,000	*
Thomas J. Matthews	1,122,275	1,641,659	2,763,934	*
Robert Miller	5,500	147,000	152,500	*
Frederick B. Rentschler	37,500	91,000	128,500	*
David E. Roberson	7,750	6,666	14,416	*
Philip G. Satre	7,750	0	7,750	*
Richard J. Schneider	30,978	195,206	226,184	*
All executive officers and directors as a group (15 persons)	1,656,253	2,958,919	4,615,172	1.6%

The address of all persons listed above is c/o International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521.

*
Less than 1% of the outstanding shares of our common stock.

(1)
Represents sum of shares owned and shares that may be purchased upon exercise of options exercisable within 60 days of August 14, 2009.

(2)
Any securities not outstanding that are subject to options or conversion privileges exercisable within 60 days of August 14, 2009 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals for Inclusion in Proxy Statement.    Proposals of shareholders intended to be presented at our next annual meeting must be received by us by September 21, 2009 to be considered for inclusion in our proxy statement relating to that meeting. If we change the date of our next annual meeting by more than 30 days from the date of this year's annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for that next annual meeting, provided that you also meet the additional deadline for shareholder proposals required by our bylaws and summarized below. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

Proposals to be Addressed at Meeting.    Shareholders desiring to present a proposal at the next annual meeting but who do not desire to have the proposal included in the proxy materials distributed by us must deliver written notice of such proposal to us no earlier than 90 and no later than 60 days prior to the meeting. However, in the event that we give less then 70 days' notice or prior public disclosure of the date of our next annual meeting, notice by a shareholder must be received by us no later than the close of business on the 10th day following the day on which the notice was mailed or the public disclosure was made, whichever occurs first. Shareholder proposals that do not meet the notice requirements set forth above and further described in Section 3.2 of our Bylaws will not be acted upon at the 2010 annual meeting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In accordance with the rules of the SEC, we are delivering only one Notice of Internet Availability and Proxy Statement to multiple shareholders that share the same address unless we have received contrary instructions from one or more of such shareholders. Upon oral or written request, we will deliver promptly a separate copy of the Notice of Internet Availability or this Proxy Statement to a shareholder at a shared address to which a single copy of these documents were delivered. If you are a shareholder at a shared address to which we delivered a single copy of the Notice of Internet Availability, or this Proxy Statement and you desire to receive a separate copy of any of these documents, or if you desire to notify us that you wish to receive a separate notice of internet availability or proxy statement in the future, or if you are a shareholder at a shared address to which we delivered multiple copies of each of these documents and you desire to receive one copy in the future, you may call Broadridge Financial Solutions at (800) 542-1061, or submit your request by mail to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

BY ORDER OF THE BOARD OF DIRECTORS

David D. Johnson
Secretary

Reno, Nevada
August [             ], 2009

Map

Directions from McCarran International Airport to the Element Las Vegas Summerlin Hotel:

Head southeast on Wayne Newton Blvd

Take the ramp onto Paradise Rd

Take the ramp to Las Vegas/Los Angeles/Salt Lake City

Merge onto I-215 W

Continue on County Hwy-215 W

Take exit 23 for Town Center Dr

Turn right at S Town Center Dr

Turn right at W Discovery Dr

Element Las Vegas Summerlin Hotel is on the right                                        (Map not to scale)